Exhibit 99 (b)
UNCONSOLIDATED JOINT VENTURES OF THE TAUBMAN REALTY GROUP LIMITED PARTNERSHIP
REAL ESTATE AND ACCUMULATED DEPRECIATION
December 31, 2009
(in thousands)

	Initial Cost
	to Company
											Date of
		Buildings,	Cost Capitalized	Gross Amount at Which				Accumulated			Completion of
		Improvements,	Subsequent to	Carried at Close of Period				Depreciation	Total Cost		Construction	Depreciable
	Land	and Equipment	Acquisition	Land	BI&E	Total		(A/D)	Net of A/D	Encumbrances	or Acquisition	Life
Shopping Centers:
Arizona Mills, Tempe, AZ	$22,017	$150,364	$5,673	$22,017	$156,037	$178,054		$53,917	$124,137	$132,073	1997	50 Years
Fair Oaks, Fairfax, VA	7,667	36,043	68,424	7,667	104,467	112,134		58,099	54,035	250,000	1980	55 Years
The Mall at Millenia, Orlando, FL	22,516	177,024	7,635	22,516	184,659	207,175		53,917	153,258	205,458	2002	50 Years
Stamford Town Center, Stamford, CT	9,537	40,044	85,324	9,537	125,368	134,905		52,860	82,045		1982	40 Years
Sunvalley, Concord, CA	350	65,740	16,627	350	82,367	82,717		55,162	27,555	121,387	1967	40 Years
Waterside Shops, Naples, FL	12,604	66,960	86,575	12,604	153,535	166,139		40,829	125,310	165,000	2003	40 Years
Westfarms, Farmington, CT	5,287	38,638	123,407	5,287	162,045	167,332		81,734	85,598	188,718	1974	34 Years
Other:
Taubman Land Associates (Sunvalley), Concord, CA	42,697			42,697		42,697			42,697	30,000	2006
Peripheral Land	1,547			1,547		1,547			1,547
Construction in Process and Development Pre-Construction Costs			2,263		2,263	2,263			2,263

Total	$124,222	$574,813	$395,928	$124,222	$970,741	$1,094,963	(1)	$396,518	$698,445

The changes in total real estate assets and accumulated depreciation for the years ended December 31, 2009, 2008, and 2007 are as follows:

	Total Real Estate Assets
	2009	2008	2007
Balance, beginning of year	$1,087,341	$1,056,380	$1,157,872
New development and improvements	12,423	47,908	78,885
Disposals/Write-offs	(4,801)	(16,947)	(3,907)
Transfers In/(Out)			(176,470	)(2)

Balance, end of year	$1,094,963	$1,087,341	$1,056,380

	Accumulated Depreciation
	2009	2008	2007
Balance, beginning of year	$(366,168)	$(347,459)	$(320,256)
Depreciation for year	(33,795)	(36,108)	(33,173)
Disposals/Write-offs	3,157	16,676	3,928
Transfers In/(Out)	288	723	2,042 (2)

Balance, end of year	$(396,518)	$(366,168)	$(347,459)

(1)	The unaudited aggregate cost for federal income tax purposes as of December 31, 2009 was $1.427 billion.

(2)	Includes costs related to The Pier Shops at Caesars, which became a consolidated center in 2007.